Exhibit 99.1

Contact: Glen Y. Sato

Chief Financial Officer

Exelixis, Inc.

(650) 837-7565

gsato@exelixis.com

EXELIXIS ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

SOUTH SAN FRANCISCO, Calif. - November 8, 2000 - Exelixis, Inc. (Nasdaq: EXEL) today reported financial results for the quarter ended September 30, 2000. For the third quarter, Exelixis reported a net loss of approximately $5.5 million, or $0.13 per share, excluding stock compensation expense, compared to approximately $4.0 million, or $0.88 per share, excluding stock compensation expense, in the third quarter of 1999.

At September 30, 2000, cash, cash equivalents and short-term investments totaled approximately $118.9 million.

For the quarter ended September 30, 2000, total revenues were approximately $6.1 million compared to $3.2 million in the equivalent period of 1999. The increase was due primarily to additional contract and milestone revenues earned from the existing collaborations with Bayer AG, Pharmacia Corporation and Bristol-Myers Squibb and from the new Dow AgroSciences relationship.

Research and development expenses for the third quarter of 2000 were $10.3 million, excluding stock compensation expense of $2.3 million, compared to $5.0 million, excluding stock compensation expense of approximately $791,000 for the equivalent period of 1999. The increase was due to the expansion of the research and development organization to support new collaborations and proprietary programs. In the third quarter of 2000, general and administrative expenses totaled $3.4 million, excluding stock compensation expense of $1.2 million, compared to $2.3 million, excluding stock compensation of approximately $335,000 in the third quarter of 1999. The increase resulted primarily from additional staffing required to support the expanding research and development operations in addition to expenses associated with the responsibilities of being a public company.

Exelixis reports revenues in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101). SAB 101 was issued in December 1999 and requires that upfront payments, milestones and license fees generally be recognized over the term of the underlying agreement.

"Over the course of the third quarter, we achieved several key milestones in our partnering relationships, with the delivery of targets to several partners, the expansion of the Bristol-Myers Squibb partnership and the signing of a new relationship with Dow AgroSciences, while at the same time making substantial progress in building out our internal drug discovery capabilities," said George A. Scangos, Ph.D., president and chief executive officer of Exelixis, Inc. "In addition, our strategic acquisition of Agritope, which we expect to close prior to year end, brings our plant genetics program to the forefront in the industry. Over the course of the next year, we expect to monetize this purchase through complementary partnerships with agribusiness companies."

Recent highlights include:

  In July, Exelixis signed a three-year, mechanism of action agreement with Dow AgroSciences, specifically focused on fungicides and herbicides for crop protection. In addition to research funding, Dow will pay Exelixis royalties and milestones based upon developmental progress. Exelixis retains all rights to the targets outside of fungicide and herbicide applications.
  In August, Exelixis announced that its joint venture, Genoptera, delivered insecticide targets to Bayer, triggering milestone payments to Exelixis. In September, Genoptera delivered two formatted high-throughput screening assays to Bayer, generating additional milestone payments.
  In September, Exelixis entered into an agreement to acquire key plant technology, intellectual property and plant biology capabilities through a stock-for-stock acquisition of Agritope, a Portland, Oregon-based biotechnology company. Combined with Exelixis' existing expertise in bioinformatics, genomics and complementary plant model systems, this program gives Exelixis a superior plant genomics program.

Outlook

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Except as expressly set forth below, these statements do not include the potential impact of any mergers, acquisitions or other business combinations that may be closed or entered into after Sept. 30, 2000.

During the remainder of 2000 and through 2001, Exelixis believes that it will achieve the following milestones:

  Deliver more than 20 targets to existing collaborators;
  Identify proprietary lead compounds for its cancer program;
  Establish one new agricultural collaboration;
  Establish two new pharmaceutical collaborations;
  Establish two new biotechnology technology development collaborations; and
  Expand proprietary infrastructure, primarily in the area of drug discovery.

With respect to financial expectations for the fourth quarter, excluding the effects of the acquisition of Agritope, Exelixis anticipates that revenues will increase in the range of 5-10% from the preceding quarter in the absence of new collaborations, and that expenses will increase in the range of 15-20% from the third quarter levels.  In addition, if the acquisition of Agritope closes in December 2000 as scheduled, Exelixis expects to increase its reported loss by approximately $1 million in the quarter, excluding non-cash charges for in-process research and development, to reflect the inclusion of Agritope in Exelixis' financial statements for the month of December.

This press release contains forward-looking statements, including without limitation the matters discussed in the "Outlook" section. These forward-looking statements are based upon Exelixis' current expectations. Forward-looking statements involve risks and uncertainties. Exelixis' actual results and the timing of events could differ materially from those anticipated in its forward-looking statements as a result of many factors, including Exelixis' ability to enter into new collaborations, to continue existing collaborations, and receive milestones and royalties derived from future products developed from its research efforts; the rate of growth, if any, in license and contract revenues, the timing and level of expenses associated with the growth of proprietary program and the ability to identify and develop compounds against proprietary cancer targets; the timing and expenses associated with the completion of the acquisition of Agritope; and the ability to successfully retain key Agritope employees and to combine Exelixis' and Agritope's operations, research programs, technology and personnel in a timely and efficient manner.  In addition, with respect to the goals through 2001, Exelixis is unable to predict the timing of the achievement of the milestones, the number of targets that may result in milestone revenues, the magnitude of potential collaborations and whether or not Exelixis will successfully develop its own products. These and other risk factors are discussed under "Risk Factors" and elsewhere in Exelixis' Registration Statement on Form S-4 (No. 333-47710), as amended and other SEC reports. Exelixis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Exelixis, Inc. is a leading biotechnology company focused on product development through its expertise in comparative genomics and model system genetics. These technologies provide a rapid, efficient and cost-effective way to move from DNA sequence data to knowledge about the function of genes and the proteins that they encode. The company's technology is broadly applicable to all life science industries including pharmaceutical, diagnostic, agricultural biotechnology and animal health. Exelixis has partnerships with Bayer, Pharmacia, Bristol-Myers Squibb and Dow AgroSciences and is building its internal development program in the area of oncology. For more information, please visit the company's web site at www.exelixis.com.

Exelixis and the Exelixis logo are registered U.S. trademarks.

EXELIXIS, INC.
CONDENSED STATEMENTS OF OPERATIONS
 (in thousands, except per share data)

                                                      QUARTER ENDED       NINE MONTHS ENDED
                                                      SEPTEMBER 30,         SEPTEMBER 30,
                                                 --------------------- ---------------------
                                                     2000       1999       2000       1999
                                                 ---------- ---------- ---------- ----------
                                                      (unaudited)           (unaudited)
Revenues:
  License                                           $907       $302      $2,771      $739
  Contract                                         5,211      2,871      14,914     6,009
                                                 ---------- ---------- ---------- ----------
    Total revenues                                 6,118      3,173      17,685     6,748
                                                 ---------- ---------- ---------- ----------

Operating expenses:
  Research and development                         10,347     4,961      26,644     11,585
  General and administrative                       3,419      2,255      10,080     5,486
  Stock compensation expense                       3,501      1,126      12,059     1,968
                                                 ---------- ---------- ---------- ----------
    Total operating expenses                       17,267     8,342      48,783     19,039
                                                 ---------- ---------- ---------- ----------
Loss from operations                              (11,149)   (5,169)    (31,098)   (12,291)

Other income (expense):
  Interest income                                  2,151       167       4,166       472
  Interest expense                                 (162)      (136)      (488)      (375)
  Other income                                      161         -         161         -
                                                 ---------- ---------- ---------- ----------
    Total other income (expense)                   2,150        31       3,839        97
                                                 ---------- ---------- ---------- ----------
Net loss                                          ($8,999)   ($5,138)  ($27,259)  ($12,194)
                                                 ========== ========== ========== ==========

Net loss excluding stock compensation expense     (5,498)    (4,012)    (15,200)   (10,226)
                                                 ========== ========== ========== ==========
Basic and diluted net loss per share
  excluding stock compensation expense            ($0.13)    ($0.88)    ($0.56)    ($2.68)
                                                 ========== ========== ========== ==========
Shares used in computing basic and diluted
  net loss per share                               41,179     4,548      27,235     3,822
                                                 ========== ========== ========== ==========
Pro forma basic and diluted net loss per share
  excluding stock compensation expense            ($0.13)    ($0.15)    ($0.42)    ($0.39)
                                                 ========== ========== ========== ==========
Shares used in computing basic and diluted
  net loss per share (1)                           41,179     27,426     36,034     26,340
                                                 ========== ========== ========== ==========

(1) Shares used in computing pro forma basic and diluted net loss per share include convertible stock using the if-converted method from the original date of issuance.

                                                    SEPTEMBER 30,  DECEMBER 31,
                                                        2000          1999(2)
                                                    ------------  ------------
                                                    (unaudited)

Cash, cash equivalents & short term investments        $118,918        $6,904

Working capital (deficit)                               109,386          (672)

Total assets                                            144,383        18,901

Stockholders' equity (deficit)                          115,243       (49,605)

(2) Derived from the December 31, 1999 audited financial statements